NEUBERGER BERMAN INCOME FUNDS

                               INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


The Series currently subject to this Agreement are as follows:

Lehman Brothers Strategic Income Fund



Date: February 28, 2007